Exhibit 99.1

Novelion Therapeutics Appoints Mark DiPaolo to
Board of Directors

Vancouver, British Columbia, August 2, 2017 - Novelion Therapeutics Inc. (NASDAQ: NVLN), a biopharmaceutical company dedicated to developing new standards of care for individuals living with rare diseases, today announced the appointment of Mark DiPaolo to its board of directors, effective immediately.

Jason Aryeh, chairman of the board of directors, said, “Mark brings to Novelion’s board a keen understanding of the biotech industry, a shared vision for maximizing shareholder value and a sharp focus on capital allocation. We look forward to his insights as we seek to build Novelion into a leading rare disease-focused company.”

Mr. DiPaolo is a partner and the General Counsel of Sarissa Capital Management LP, a registered investment advisor, since 2013. Sarissa Capital focuses on improving the strategies of companies to enhance shareholder value. From 2005 to 2013, Mr. DiPaolo served as a senior member of Icahn Capital’s management team, working on investing aspects of Carl Icahn’s activist strategy. Prior to working with Icahn Capital, Mr. DiPaolo was an attorney with Willkie Farr & Gallagher LLP. Mr. DiPaolo received his B.A. degree from Fordham University and his J.D. degree from Georgetown University Law Center.

Mr. Aryeh added, “As previously announced, John Orloff, M.D., is now officially a member of our board. We are thrilled to benefit from his strategic guidance as the Company executes metreleptin life-cycle management and R&D plans.”

The company also announced that Geoffrey Cox, Ph.D., and Jorge Plutzky, M.D., stepped down from the Novelion Board of Directors as of July 31, 2017 and August 1, 2017, respectively.

“We thank Jorge and Geoff for their many contributions as we formed and created the strategic direction for Novelion,” continued Mr. Aryeh.

About Novelion Therapeutics
Novelion Therapeutics is a biopharmaceutical company dedicated to developing new standards of care for individuals living with rare diseases. Novelion has a diversified commercial portfolio through its indirect subsidiary, Aegerion Pharmaceuticals, Inc., which includes MYALEPT® and JUXTAPID®, and is also developing zuretinol acetate for the potential treatment of inherited retinal disease caused by underlying mutations in RPE65 or LRAT genes. The company seeks to advance its portfolio of rare disease therapies by investing in science and clinical development.

CONTACT:
Amanda Murphy, Director, Investor & Corporate Communications
Novelion Therapeutics
857-242-5024
amanda.murphy@novelion.com